LKQ Corporation Announces 2005 Second Quarter Net Income Results Up 42.7%--
Increases Full Year Guidance

Chicago, IL--July 28, 2005--LKQ Corporation (NASDAQ: LKQX) today reported results for its second quarter ended June 30, 2005, with revenue of $136.0 million, net income of $7.6 million and diluted earnings per share of $0.33.

“For the second quarter we exceeded our previously issued revenue and earnings estimates. We once again achieved a record revenue quarter with impressive revenue growth of approximately 30%. This included very strong organic revenue growth of almost 15%. Our net income increased by close to 43% and our earnings per share increased by just over 37%. We were particularly pleased with the expansion of our operating income margin to 10.2% compared to 8.7% in the second quarter of 2004, which was largely attributable to improved gross margin and gaining leverage over our operating costs. We continue to see our 2005 acquisitions perform in line with our expectations,” said Joe Holsten, President and Chief Executive Officer.

2005 Reported Results

For the second quarter of 2005, revenue increased 29.7% to $136.0 million compared with $104.9 million for the second quarter of 2004. Approximately $15.8 million in revenue growth for the quarter was from businesses we acquired. For the quarter, net income increased 42.7% to $7.6 million compared with $5.3 million for the second quarter of 2004. Diluted earnings per share was $0.33 for the quarter compared with $0.24 for the second quarter of 2004.

For the six months ended June 30, 2005, revenue increased 31.7% to $269.8 million compared with $205.0 million for the same period in 2004. This included organic revenue growth of 12.9%. For the six months ended June 30, 2005, net income increased 46.0% to $16.0 million compared with $11.0 million for the same period in 2004. Diluted earnings per share was $0.69 for the six months ended June 30, 2005 compared with $0.49 for the same period a year ago.

Our consolidated aftermarket collision replacement parts revenue for the quarter was $19.4 million and for the six months ended June 30, 2005 was $39.7 million.

The weighted average diluted shares outstanding for the quarter was 23.4 million compared to 22.5 million for the second quarter of 2004 and for the six months ended June 30, 2005 was 23.2 million compared to 22.3 million for the six months ended June 30, 2004. The number of weighted average diluted shares of common stock in 2005 changed from 2004 due primarily to the effect of stock options and warrants and the increase in our stock price.

2005 Acquisitions

On February 1, 2005, we acquired for approximately $15.5 million net of acquired cash, Bodymaster Auto Parts, Inc. and a related company that operate in the aftermarket collision automotive replacement parts business. This business operates from two locations near Philadelphia and Washington, D.C. The revenue of this business in 2004 was approximately $19.5 million.

On April 1, 2005, we acquired A&R Auto Parts, Inc., a recycled OEM automotive replacement parts company. This business is located between Spartanburg and Greenville, South Carolina. A&R’s revenue for 2004 was approximately $11.0 million.

Company 2005 Outlook

We expect that full year 2005 revenue will be within a range of $539.0 million to $542.0 million and that organic revenue growth will be in the low double digits, with the balance of the growth from the full year impact of 2004 business acquisitions and the 2005 business acquisitions we have completed to date. We expect net income to be within a range of $28.1 million to $28.8 million and diluted earnings per share to be between $1.19 and $1.22.

For the third quarter of 2005 we expect revenue to be between $134.0 million and $135.5 million, net income to be between $5.9 million and $6.3 million, and diluted earnings per share to be between $0.25 and $0.27.

Our 2005 guidance does not include the impact from SFAS No. 123R, Share-Based Payment, which is now scheduled to become effective in our fiscal year beginning January 1, 2006. Our 2005 guidance also does not include the effect of any future business acquisitions.

We estimate the weighted average diluted shares outstanding for the full year 2005 to be approximately 23.6 million and for the third quarter to be approximately 23.7 million. These share numbers are estimates and as such will be affected by factors such as any future stock issuances, the number of our options and warrants granted and exercised in subsequent periods, and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our second quarter results on Thursday, July 28, 2005 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until August 28, 2005.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 47 sales and processing facilities, 9 self-service retail automotive parts facilities and 13 redistribution centers that reach most major markets in the United States. In addition, we have 3 recycled OEM facilities in Central America. We also are the second largest nationwide provider of aftermarket collision automotive replacement parts, operating in approximately 30 locations, primarily east of the Mississippi River.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

•	the availability and cost of inventory;
•	pricing of new OEM replacement parts;
•	variations in vehicle accident rates;
•	changes in state or federal laws or regulations affecting our business;
•	fluctuations in fuel prices;
•	changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;
•	changes in the types of replacement parts that insurance carriers will accept in the repair process;
•	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;
•	declines in asset values;
•	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;
•	uncertainty as to our future profitability;
•	increasing competition in the automotive parts industry;
•	our ability to increase or maintain revenue and profitability at our facilities;
•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;
•	our ability to operate within the limitations imposed by financing arrangements;
•	our ability to obtain financing on acceptable terms to finance our growth;
•	our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;

•	our ability to develop and implement the operational and financial systems needed to manage our growing operations; and
•	other risks that are described in our Form 10-K filed March 8, 2005 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

Financial Tables To Follow

CONTACT: LKQ Corporation
Mark T. Spears, Senior Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
( In thousands, except per share data )

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue	$136,023	$104,878	$269,830	$204,951
Cost of goods sold	71,531	55,437	142,702	108,514
Gross margin	64,492	49,441	127,128	96,437
Facility and warehouse expenses	14,502	11,801	28,956	22,529
Distribution expenses	15,398	11,733	29,493	22,427
Selling, general and administrative expenses	18,719	15,040	36,444	29,247
Depreciation and amortization	2,063	1,717	4,029	3,222
Operating income	13,810	9,150	28,206	19,012

Other (income) expense
Interest expense	735	275	1,307	812
Interest income	(40)	(4)	(58)	(22)
Other (income) expense, net	(78)	(59)	(240)	(146)
Total other expense	617	212	1,009	644
Income before provision for income taxes	13,193	8,938	27,197	18,368

Provision for income taxes	5,566	3,595	11,169	7,390
Net income	$7,627	$5,343	$16,028	$10,978

Net income per share:
Basic	$0.37	$0.27	$0.77	$0.55
Diluted	$0.33	$0.24	$0.69	$0.49

Weighted average common shares outstanding:
Basic	20,855	20,051	20,744	19,847
Diluted	23,386	22,464	23,161	22,322

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Cash Flows
( In thousands )

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,028	$10,978
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,029	3,222
Deferred income taxes	831	1,891
Writeoff of debt issuance costs	-	346
(Gain) loss on sale of property and equipment	(214)	38
Other adjustments	42	(97)
Changes in operating assets and liabilities, net of
effects from purchase transactions:
Receivables	(1,893)	(1,275)
Inventory	(2,004)	(4,977)
Other operating assets and liabilities	3,631	(1,497)
Net cash provided by operating activities	20,450	8,629

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,471)	(16,160)
Proceeds from sale of property and equipment	738	34
Expenditures for intangible assets	(3)	(3)
Purchase of investment securities	-	(650)
Decrease in restricted cash in escrow	132	-
Cash used in acquisitions	(24,037)	(43,443)
Net cash used in investing activities	(29,641)	(60,222)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrant exercises	4,414	2,863
Debt issuance costs	(300)	(249)
Net borrowings of long-term debt	5,780	34,860

Net cash provided by financing activities	9,894	37,474

Net increase (decrease) in cash and equivalents	703	(14,119)

Cash and equivalents, beginning of period	1,612	16,082

Cash and equivalents, end of period	$2,315	$1,963

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Balance Sheets
( In thousands, except share data )

	June 30, 2005	December 31, 2004
Assets
Current Assets:
Cash and equivalents	$2,315	$1,612
Restricted cash	467	-
Receivables, net	31,633	28,305
Inventory	81,446	74,150
Prepaid expenses and other current assets	3,452	3,375

Total Current Assets	119,313	107,442

Property and Equipment, net	74,323	70,730
Intangibles, net	118,327	100,364
Deferred Income Taxes	3,501	4,621
Other Assets	6,302	5,118

Total Assets	$321,766	$288,275

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$9,364	$8,424
Accrued expenses and other current liabilities	24,664	20,822
Current portion of long-term obligations	276	317

Total Current Liabilities	34,304	29,563

Long-Term Obligations, Excluding Current Portion	56,269	49,945
Other Noncurrent Liabilities	4,016	4,079

Redeemable Common Stock, $0.01 par value, 50,000
shares issued	617	617

Commitments and Contingencies

Stockholders' Equity:
Common stock, $0.01 par value, 500,000,000 shares
authorized, 21,026,802 and 20,565,413 shares issued at
June 30, 2005 and December 31, 2004, respectively.	210	206
Additional paid-in capital	207,863	201,484
Warrants	259	261
Retained earnings	17,168	1,140
Accumulated other comprehensive income	1,060	980

Total Stockholders' Equity	226,560	204,071

Total Liabilities and Stockholders' Equity	$321,766	$288,275

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Supplementary Data
( $ in thousands )

	Three Months Ended June 30,
Operating Highlights	2005		2004
		% of Revenue		% of Revenue	$ Growth	% Growth

Revenue	$136,023	100.0%	$104,878	100.0%	$31,145	29.7%
Cost of goods sold	71,531	52.6%	55,437	52.9%	16,094	29.0%
Gross margin	64,492	47.4%	49,441	47.1%	15,051	30.4%
Facility and warehouse expenses	14,502	10.7%	11,801	11.3%	2,701	22.9%
Distribution expenses	15,398	11.3%	11,733	11.2%	3,665	31.2%
Selling, general and administrative expenses	18,719	13.8%	15,040	14.3%	3,679	24.5%
Depreciation and amortization	2,063	1.5%	1,717	1.6%	346	20.2%
Operating income	13,810	10.2%	9,150	8.7%	4,660	50.9%

Other (income) expense
Interest expense	735	0.5%	275	0.3%	460	167.3%
Interest income	(40)	0.0%	(4)	0.0%	(36)	900.0%
Other (income) expense, net	(78)	-0.1%	(59)	-0.1%	(19)	32.2%
Total other expense	617	0.5%	212	0.2%	405	191.0%
Income before provision for income taxes	13,193	9.7%	8,938	8.5%	4,255	47.6%

Provision for income taxes	5,566	4.1%	3,595	3.4%	1,971	54.8%
Net income	$7,627	5.6%	$5,343	5.1%	$2,284	42.7%

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Supplementary Data
( $ in thousands )

	Six Months Ended June 30,
Operating Highlights	2005		2004
		% of		% of
		Revenue		Revenue	$ Growth	% Growth

Revenue	$269,830	100.0%	$204,951	100.0%	$64,879	31.7%

Cost of goods sold	142,702	52.9%	108,514	52.9%	34,188	31.5%

Gross margin	127,128	47.1%	96,437	47.1%	30,691	31.8%

Facility and warehouse expenses	28,956	10.7%	22,529	11.0%	6,427	28.5%

Distribution expenses	29,493	10.9%	22,427	10.9%	7,066	31.5%

Selling, general and administrative expenses	36,444	13.5%	29,247	14.3%	7,197	24.6%

Depreciation and amortization	4,029	1.5%	3,222	1.6%	807	25.0%

Operating income	28,206	10.5%	19,012	9.3%	9,194	48.4%

Other (income) expense
Interest expense	1,307	0.5%	812	0.4%	495	61.0%
Interest income	(58)	0.0%	(22)	0.0%	(36)	163.6%
Other (income) expense, net	(240)	-0.1%	(146)	-0.1%	(94)	64.4%

Total other expense	1,009	0.4%	644	0.3%	365	56.7%

Income before provision for income taxes	27,197	10.1%	18,368	9.0%	8,829	48.1%

Provision for income taxes	11,169	4.1%	7,390	3.6%	3,779	51.1%

Net income	$16,028	5.9%	$10,978	5.4%	$5,050	46.0%

The following table reconciles EBITDA to net income:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
	(In thousands)

Net income	$7,627	$5,343	$16,028	$10,978
Depreciation and amortization	2,063	1,717	4,029	3,222
Interest, net	695	271	1,249	790
Provision for income taxes	5,566	3,595	11,169	7,390

Earnings before interest, taxes, depreciation
and amortization (EBITDA)	$15,951	$10,926	$32,475	$22,380

EBITDA as a percentage of revenue	11.7%	10.4%	12.0%	10.9%